Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

FLOOR & DECOR HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Floor & Decor Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.             The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 15, 2010, under the name FDO Holdings, Inc., and has been amended and/or restated from time to time (as heretofore amended and/or restated, the “Prior Certificate of Incorporation”).

2.             This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the DGCL.

3.             The required holders of the Corporation’s issued and outstanding capital stock approved and adopted this Restated Certificate of Incorporation in accordance with Sections 228, 242 and 245 of the DGCL.

4.             This Restated Certificate of Incorporation restates and integrates and also further amends the Prior Certificate of Incorporation, which is hereby amended and restated in its entirety to read as follows:

FIRST:  The name of the corporation is Floor & Decor Holdings, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808.  The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) or any applicable successor act thereto, as the same may be amended from time to time.

FOURTH:  The total number of shares of capital stock the Corporation shall have authority to issue is 500,000,000 shares consisting of (A) 490,000,000 shares of common stock (“Common Stock”), divided into (i) 450,000,000 shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), (ii) 10,000,000 shares of Class B Common Stock, $0.001 par value per share (the “Class B Common Stock”) and (iii) 30,000,000 shares of Class C Common Stock, $0.001 par value per share (the “Class C Common Stock”) and (B) 10,000,000 shares of undesignated Preferred Stock, par value $0.001 per share (“Preferred Stock”).

Upon the filing and effectiveness of this Restated Certificate of Incorporation (as amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”), (a) each share of Class A Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (“Old Class A Common Stock”), without any further action by the Corporation or the holder thereof, shall be automatically reclassified into 321.820 validly issued, fully paid and non-assessable shares of new Class A Common Stock (“New Class A Common Stock”); (b) each share of Class B Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (“Old Class B Common Stock”), without any further action by the Corporation or the holder thereof, shall be automatically reclassified into 321.820 validly issued, fully paid and non-assessable shares of new Class B Common Stock (“New Class B Common Stock”); and (c) each share of Class C Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (“Old Class C Common Stock” and, together with the Old Class A Common Stock and the Old Class B Common Stock, the “Old Common Stock”), without any further action by the Corporation or the holder thereof, shall be automatically reclassified into 321.820 validly issued, fully paid and non-assessable shares of new Class C Common Stock (“New Class C Common Stock” and, together with the New Class A Common Stock and the New Class B Common Stock, the “New Common Stock”) (collectively, the “Common Stock Split”).  From and after the Effective Time, each stock certificate representing shares of Old Common Stock shall automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which such shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of New Common Stock); provided that, upon surrender of a stock certificate or certificates that represented shares of Old Common Stock immediately prior to the Effective Time, such shares of New Common Stock may be issued in uncertificated form. No fractional shares shall be issued in connection with the Common Stock Split.  Stockholders who otherwise would have been entitled to receive any fractional share of New Common Stock, in lieu thereof, shall be entitled to receive from the Corporation an amount in cash (without interest) equal to the fair value of such fractional share as determined by the Board of Directors of the Corporation (the “Board”) in its sole discretion as of the time hereof.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A.            Common Stock.

1.             Ranking.  The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

2.             Voting.  Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, each holder of outstanding shares of (a) Class A Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes and shall be entitled to one vote for each share of Class A Common Stock standing in his, her or its name on the transfer books of the Corporation in connection with all matters submitted to a vote of stockholders and (b) Class B Common Stock or Class C Common Stock shall not be entitled to any voting rights with respect to any matters submitted to a vote of stockholders.  Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.  The affirmative vote of a majority of the outstanding shares of (i) Class B Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that adversely affect the rights and preferences of the Class B Common Stock, and (ii) Class C Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that adversely affect the rights and preferences of the Class C Common Stock.  There shall be no cumulative voting for the election of directors.

3.             Dividends; Distributions.  Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, each share of Common Stock shall be entitled to receive and share equally in all dividends paid out of any funds of the Corporation legally available therefor when, as and if declared by the Board from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that if such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be, and the holders of Class C Common Stock shall receive Class C Common Stock or rights to acquire Class C Common Stock, as the case may be.

4.             Changes in Capitalization.  If there is an increase or decrease in the number of issued shares of Common Stock resulting from any stock split, stock dividend, reverse stock split, combination, subdivision or reclassification of one class of Common Stock, or any other similar event resulting in an increase or decrease in the number of outstanding shares of such class of Common Stock, the outstanding shares of the other class of Common Stock shall be increased or decreased in the same manner and in the same proportion.

5.             Liquidation.  Upon the dissolution, liquidation or winding up of the affairs of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock and the claims of creditors, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.  A dissolution, liquidation or winding up of the affairs of the Corporation, as such terms are used in this Section A(5) of Article FOURTH, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

6.             No Preemptive or Subscription Rights.  No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

7.             Conversion.

a.             Automatic Conversion of Class B Common Stock. All shares of Class B Common Stock shall be automatically, without further action by any holder thereof, converted into an identical number of shares of Class A Common Stock immediately upon the consummation of the initial public offering of Common Stock of the Corporation pursuant to the Corporation’s Registration Statement on Form S-1 (Reg. No. 333-216000) (a “Class B Conversion Event”). Each outstanding stock certificate that, immediately prior to a Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Class B Conversion Event shall, upon such Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Class B Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), either (x) issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Class B Conversion Event (if such shares are to be certificated) or, (y) register such shares in book-entry form (at the option of the Corporation). Upon the occurrence of a Class B Conversion Event, the rights of a holder of one or more shares of Class B Common Stock subject to such Class B Conversion Event in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board to be payable on or following the date of such a Class B Conversion Event to holders of record of shares of Class B Common Stock subject to such Class B Conversion Event on a date prior to the date of such a Class B Conversion Event).

b.             Automatic Conversion of Class C Common Stock. Shares of Class C Common Stock shall be automatically, without further action by the holder thereof, converted into an identical number of shares of Class A Common Stock if the beneficial owner of such shares of Class C Common Stock is no longer FS Equity Partners VI, L.P., FS Affiliates VI, L.P. or their Affiliated Persons (as defined in the Investment Company Act of 1940, as amended) (a “Class C Automatic Conversion Event”). Each outstanding stock certificate that, immediately prior to a Class C Automatic Conversion Event, represented one or more shares of Class C Common Stock subject to such Class C Automatic Conversion Event shall, upon such Class C Automatic Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class C Common Stock have been converted into shares of Class A Common Stock as a result of a Class C Automatic Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class C Common Stock (if any), either (x) issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class C Common Stock were converted as a result of such Class C Automatic Conversion Event (if such shares are to be certificated) or, (y) register such shares in book-entry form (if such shares are to be uncertificated) (at the option of the Corporation). Upon the occurrence of a Class C Automatic Conversion Event, the rights of a holder of one or more shares of Class C Common Stock subject to such Class C Automatic Conversion Event in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board to be payable on or following the date of such a Class C Automatic Conversion Event to holders of record of shares of Class C Common Stock subject to such Class C Automatic Conversion Event on a date prior to the date of such a Class C Automatic Conversion Event).

c.             Voluntary Conversion of Class C Common Stock. Shares of Class C Common Stock may be converted into an identical number of shares of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation if following such conversion, either of (i) FS Equity Partners VI, L.P., FS Affiliates VI, L.P. and their Affiliated Persons, in the aggregate or (ii) Ares Corporate Opportunities Fund III, L.P. and its Affiliated Persons, in the aggregate, do not beneficially own more than 24.9% of the outstanding shares of Class A Common Stock (a “Class C Voluntary Conversion”). Before any holder of Class C Common Stock shall be entitled to voluntarily convert any shares of such Class C Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class C Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class C Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, at the Corporation’s option either (x) issue and deliver at such office to such holder of Class C Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are to be certificated) or, (y) register such shares in book-entry form (if such shares are to be uncertificated). Such conversion shall be deemed to have been made immediately prior to the close of business on the date such holder’s written notice of election to convert required by this Section A(7)(c) of ARTICLE FOURTH is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Upon the occurrence of a Class C Voluntary Conversion, the rights of a holder of one or more shares of Class C Common Stock subject to such Class C Voluntary Conversion in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board to be payable on or following the date of such Class C Voluntary Conversion to holders of record of shares of Class C Common Stock subject to such Class C Voluntary Conversion on a date prior to the date of such Class C Voluntary Conversion).

d.             Voluntary Conversion of Class A Common Stock. Shares of Class A Common Stock held by FS Equity Partners VI, L.P., FS Affiliates VI, L.P. or their Affiliated Persons may be converted into an identical number of shares of Class C Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (a “Class A Voluntary Conversion”). Before any holder of Class A Common Stock shall be entitled to voluntarily convert any shares of such Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class C Common Stock into which the shares of Class A Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated.

The Corporation shall, as soon as practicable thereafter, at the Corporation’s option either (x) issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class C Common Stock to which such holder shall be entitled as aforesaid (if such shares are to be certificated) or, (y) register such shares in book-entry form (if such shares are to be uncertificated). Such conversion shall be deemed to have been made immediately prior to the close of business on the date such holder’s written notice of election to convert required by this Section A(7)(d) of ARTICLE FOURTH in received by the Corporation, and the person or persons entitled to receive the shares of Class C Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class C Common Stock as of such date. Upon the occurrence of a Class A Voluntary Conversion, the rights of a holder of one or more shares of Class A Common Stock subject to such Class A Voluntary Conversion in respect thereof will cease (other than the right to receive any dividend or other distribution that has been declared by the Board to be payable on or following the date of such Class A Voluntary Conversion to holders of record of shares of Class A Common Stock subject to such Class A Voluntary Conversion on a date prior to the date of such Class A Voluntary Conversion)

e.             The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of Class B Common Stock and Class C Common Stock as provided herein, the maximum number of shares as shall then be issuable upon the conversion of all then outstanding shares of Class B Common Stock and Class C Common Stock.  The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon the conversion of Class A Common Stock as provided herein, the maximum number of shares as shall then be issuable upon the conversion of all then outstanding shares of Class A Common Stock.

f.             The issuance of shares of Common Stock pursuant to this Section A(7) of ARTICLE FOURTH will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and issuance; provided, that the holder of such shares of Common Stock shall be responsible for any transfer taxes due in connection with the conversion thereof.  The Corporation will not close its books against the transfer of its Common Stock in any manner that would interfere with the timely conversion of Common Stock pursuant to this Section A(7) of ARTICLE FOURTH.

B.            Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued and undesignated shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the DGCL (a “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, (i) establishing the number of shares to be included therein and (ii) fixing (x) the voting powers, full or limited, or no voting power of the shares thereof, and (y) the designation, preferences and relative, participating, optional or other special rights, if any, of the shares thereof and any qualifications, limitations or restrictions with respect thereto.  The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.             the designation of the series, which may be by distinguishing number, letter or title;

2.             the number of shares of the series, which number the Board is authorized to thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.             the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.             the dates on which dividends, if any, shall be payable;

5.             the redemption rights and price or prices, if any, for shares of the series;

6.             the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.             the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.             whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

9.             restrictions on the issuance of shares of the same series or any other class or series;

10.          the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.          any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by resolution or resolutions of the Board providing for the issuance of such series of Preferred Stock and set forth in the Preferred Stock Designation in respect thereof.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

C.                                    Other.

1.             Merger.  In case of any consolidation of the Corporation with one or more other corporations or entities or a merger of the Corporation with another corporation or entity in each case in which shares of Class A Common Stock, Class B Common Stock or Class C Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash, the “Merger Consideration”), each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of Merger Consideration receivable upon such reorganization, consolidation or merger (a “Merger”) by a holder of a share of Class B Common Stock or Class C Common Stock and each holder of a share of Class B Common Stock or Class C Common Stock shall be entitled to receive with respect to such share the same kind and amount of Merger Consideration receivable upon such Merger by a holder of a share of Class A Common Stock; provided, however, that if the holders of Class A Common Stock, Class B Common Stock or Class C Common Stock are granted rights to elect to receive one of two or more alternative forms of Merger Consideration, the foregoing shall be deemed satisfied if holders of Class A Common Stock, holders of Class B Common Stock and holders of Class C Common Stock are granted substantially identical election rights.

2.             Investor Rights Agreement.    The Corporation, Ares Corporate Opportunities Fund III, L.P., FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. are parties to an Investor Rights Agreement, dated as of [•], 2017 (as amended, modified or supplemented, the “Investor Rights Agreement”).  For so long as the Investor Rights Agreement is effective, the Corporation shall not take any action that violates or is inconsistent with the terms of the Investor Rights Agreement.

FIFTH:  This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.            General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.            Number of Directors; Election of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect Additional Preferred Directors (as defined below), the number of directors of the Corporation shall not be fewer than three and shall be fixed from time to time by resolution of the Board.  Other than directors who may be elected by the holders of shares of any series of Preferred Stock, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast.  For purposes of this Section B of Article FIFTH, a majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” any director’s election).

C.            Classes of Directors; Terms of Office.  Subject to the right of the holders of any series of Preferred Stock to elect directors, the Board (excluding any Additional Preferred Directors) shall be and hereby is divided into three classes, designated Class I, Class II and Class III, which classes shall be as nearly equal in number as possible.

The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective (the “Classification Effective Time”).  The initial (i) Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Classification Effective Time, (ii) Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Classification Effective Time and (iii) Class III Directors shall serve for a term expiring at the third annual meeting of the stockholders following the Classification Effective Time.  Each director in each class shall hold office until his or her successor is duly elected and qualified, subject to his or her earlier death, disability, disqualification, resignation or removal.  At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Classification Effective Time, the successors of the class of directors whose term expires at that annual meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified, subject to his or her earlier death, disability, disqualification, resignation or removal.  If the total number of authorized directors is changed, any increase or decrease shall be apportioned among the number of directors in each class as nearly equal as possible, and any director elected to fill a newly created directorship resulting from such increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.  For the avoidance of doubt, the foregoing sentence shall not apply to the Additional Preferred Directors or to any increase or decrease in the total authorized number of directors in respect thereof.

During any period when the holders of any series of Preferred Stock have the right to elect additional directors (the additional directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”) as provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including pursuant to a Preferred Stock Designation), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions and (ii) each such Additional Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disability, disqualification, resignation or removal.  Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, disability, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

D.            Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any newly created directorship or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  Any director elected to fill a vacancy not resulting from a newly created directorship shall hold office for the remaining term of his or her predecessor and until his or her successor is duly elected and qualified, subject to his or her earlier death, disability, disqualification, resignation or removal.

E.            Removal.  Subject to the rights of the holders of any series of Preferred Stock (including, without limitation, the right to elect the Additional Preferred Directors) and the terms of the Investor Rights Agreement, (i) any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of shares representing at least a majority of the voting power of the issued and outstanding Common Stock and (ii) any director serving on a committee of the Board may be removed from such committee at any time by the Board.

F.             Committees.  Pursuant to the bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the fullest extent permitted by law.

G.            Stockholder Nominations and Introduction of Business.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH:  Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH:  To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided that nothing contained in this Article SEVENTH shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection, or any limitation of the liability, of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH:  The Corporation shall, to the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, indemnify any person who is or was a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws, the Investor Rights Agreement, any statute, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation shall, to the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any current or former director or officer, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, so long as the Corporation receives from such current or former director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL.  Such obligation to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims.

The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation up to the extent that the provisions of this Article EIGHTH permit the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Any repeal or modification of this Article EIGHTH shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

NINTH:  The Corporation elects not to be governed by or subject to Section 203 of the DGCL.

TENTH:  Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.  Notwithstanding the foregoing, for so long as the Sponsors collectively continue to beneficially own at least a majority of the outstanding shares of Class A Common Stock, any action required or permitted to be taken by the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having at least the minimum number of votes necessary to authorize such action.

ELEVENTH:  Unless otherwise required by law or by the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time by either (i) the Board or (ii) the Chairperson of the Board, if there be one, and may not be called by any other person or persons.  Notwithstanding the foregoing, for so long as the Sponsors collectively continue to beneficially own at least a majority of the outstanding shares of Class A Common Stock, special meetings of the stockholders shall be called by the Secretary upon request of the holders of a majority of the outstanding shares of Class A Common Stock.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

TWELFTH:  The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any vote required by law and subject to the second sentence of Section A(2) of Article FOURTH, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of holders of shares representing at least a majority of the votes that would be entitled to be cast on such matter by the then outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of

Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided from and after such time that the Sponsors, collectively, cease to beneficially own shares of capital stock representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation at any annual or special meeting of stockholders, the affirmative vote of the holders of shares representing at least two-thirds of the votes that would be entitled to be cast on such matter by the then outstanding shares of all classes and series of capital stock of the Corporation at any annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article TENTH, Article ELEVENTH, Article THIRTEENTH, Article FOURTEENTH, Article FIFTEENTH and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation).  Any amendment, repeal, modification or expiration of any of Article SEVENTH, Article EIGHTH, Article THIRTEENTH and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

THIRTEENTH:

A.            This Article THIRTEENTH anticipates the possibility that (i) one or more of the Sponsors may be a controlling, majority or significant stockholder of the Corporation, (ii) certain Sponsor Officials may also serve as Corporation Officials, (iii) the Corporation Entities and the Sponsor Entities may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (iv) benefits may be derived by the Corporation Entities through their contractual, corporate and business relations with the Sponsor Entities.  The provisions of this Article THIRTEENTH shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the Sponsor Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith.

B.            To the fullest extent permitted by law, no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Sponsor Entity, on the other hand, shall be void or voidable or be considered unfair to the Corporation or any Corporation Controlled Affiliate by reason of any Sponsor Entity being a party thereto, or because (i) any Sponsor Official is a party thereto, or (ii) any Sponsor Official was present at or participated in any meeting of (a) the Board or a committee thereof or (b) the board of directors of any Corporation Controlled Affiliate or a committee thereof, in either case that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or (iii) in the case of clauses (ii)(a) and (b), any Sponsor Official’s votes were counted for such purpose.  To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective equity holders by any Sponsor Entity or by any Corporation Official (including any Corporation Official who may have been a Sponsor Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective equity holders, and not to have derived an improper personal benefit therefrom.

To the fullest extent permitted by law, no Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its equity holders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any Sponsor Entity if such Corporation Official is also a Sponsor Official) in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) in accordance with its terms.

C.            The Corporation may from time to time enter into and perform, and cause or permit any Corporation Controlled Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the Sponsor Entities pursuant to which any one or more Corporation Entities, on the one hand, and any one or more of the Sponsor Entities, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other Sponsor Entities or Corporation Entities, respectively), including to allocate and to cause Corporation Officials and Sponsor Officials (including any person who is both a Corporation Official and a Sponsor Official) to allocate or refer opportunities between such Corporation Entities and Sponsor Entities.  To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Entity or any Sponsor Entity, shall be considered contrary to (i) any fiduciary duty that any Sponsor Entity may owe to any Corporation Entity or its equity holders by reason of any Sponsor Entity being, directly or indirectly, a controlling, majority or significant equity holder of any such Corporation Entity or participating in the control of any such Corporation Entity or (ii) any fiduciary duty that any Corporation Official who is also a Sponsor Official may owe to any Corporation Entity or its equity holders.  To the fullest extent permitted by law, no Sponsor Entity, by reason of being, directly or indirectly, a controlling, majority or significant equity holder of any Corporation Entity or participant in control of any Corporation Entity, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a Sponsor Official shall have or be under any fiduciary duty to any Corporation Entity or its equity holders to refrain from acting on behalf of any Corporation Entity or any Sponsor Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

D.            Except as otherwise agreed in writing between the Corporation and Sponsor, the Sponsor Entities shall, to the fullest extent permitted by law, have no duty to refrain from (i) engaging in the same or similar activities or lines of business as any Corporation Entity, (ii) doing business with any client, customer or vendor of any Corporation Entity or (iii) employing or otherwise engaging or soliciting for such purpose any Corporation Official or employee of any Corporation Entity.  To the fullest extent permitted by law, no Sponsor Entity shall be deemed to have breached its fiduciary duties, if any, to any Corporation Entity or its equity holders solely by reason of engaging in any activity described in clauses (i) through (iii) of the immediately preceding sentence.  If any Sponsor Entity is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Controlled Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or in being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity.

In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in the immediately preceding sentence, the Sponsor Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its equity holders for breach of any fiduciary duty as a direct or indirect equity holder of any Corporation Entity by reason of the fact that any one or more of the Sponsor Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Controlled Affiliate.

E.            If a Corporation Official who is also a Sponsor Official is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, (i) the Corporation, on behalf of itself and each Corporation Controlled Affiliate, to the fullest extent permitted by law except as provided in this Section E of Article THIRTEENTH, renounces any interest or expectancy in such potential transaction or business opportunity or in being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Controlled Affiliate and (ii) such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Controlled Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its equity holders for breach of any fiduciary duty as a Corporation Official, including without limitation by reason of the fact that any one or more of the Sponsor Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Controlled Affiliate.

Notwithstanding anything to the contrary in this Section E of Article THIRTEENTH, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

F.             No amendment or repeal of this Article THIRTEENTH shall apply to or have any effect on the liability or alleged liability of any Sponsor Entity or Corporation Official for or with respect to any corporate opportunity that such Sponsor Entity or Corporation Official was offered, or of which such Sponsor Entity or Corporation Official acquired knowledge, prior to such amendment or repeal.

G.            In addition to, and notwithstanding the foregoing provisions of this Article THIRTEENTH, a potential transaction or business opportunity (i) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake or (ii) that is, from its nature, not in the line of the Corporation Entities’ business, is of no practical advantage to any Corporation Entity or is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation or any Corporation

Controlled Affiliate, and the Corporation, on behalf of itself and each Corporation Controlled Affiliate, to the fullest extent permitted by law, hereby renounces any interest or expectancy therein or being offered an opportunity to participate therein.

H.            The alteration, amendment or repeal of this Article THIRTEENTH shall not apply to or have any effect on (i) the liability or alleged liability of any Sponsor Entity or Corporation Official for or with respect to any corporate opportunity that such Sponsor Entity or Corporation Official was offered, or of which such Sponsor Entity or Corporation Official acquired knowledge, or (ii) the void or voidable nature of, deemed unfairness of, deemed conduct of persons with respect to or any fiduciary duty of any person applicable to  any contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Sponsor Entity, on the other hand, in each case, prior to such alteration, amendment or repeal.

FOURTEENTH:  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the Bylaws.  The Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds of the votes that would be entitled to be cast on such matter by the then outstanding shares of all classes and series of capital stock of the Corporation, at any annual or special meeting or stockholders, voting together as a single class.  In addition to the powers and authority herein or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL and the Certificate of Incorporation.

FIFTEENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FIFTEENTH.

SIXTEENTH: Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:

A.            “beneficial ownership” (or words or phrases of similar import) shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

B.            “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.  A person who is the owner of 10% or more of the outstanding voting stock of any corporation, partnership, limited liability company, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

C.            “corporate opportunity” shall include, but not be limited to, business opportunities that (1) the Corporation or any Corporation Controlled Affiliate is financially able to undertake, (2) are, from their nature, in the line of the Corporation’s or any Corporation Controlled Affiliate’s business, and (3) are of practical advantage to the Corporation or any Corporation Controlled Affiliate and ones in which the Corporation or any Corporation Controlled Affiliate, but for the provisions of Article FOURTEENTH, would have an interest or a reasonable expectancy.

D.            “Corporation Controlled Affiliate” shall mean (1) any person of which the Corporation is the beneficial owner (directly or indirectly) of 10%  or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by the Corporation.

E.            “Corporation Entity” shall mean any one or more of the Corporation and the Corporation Controlled Affiliates.

F.             “Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation or one or more Corporation Controlled Affiliates.

G.            “person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

H.            “Sponsors” shall mean (1) Ares Corporate Opportunities Fund III, L.P., (2) FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., (3) each of their respective affiliates (other than the Corporation and Corporation Controlled Affiliates), (4) any general partner, managing member or partner, director, officer or employee of such Sponsor or any affiliate of such Sponsor, (5) any private equity fund now or hereafter existing that is controlled by one or more of, or shares the same management company with, such Sponsor and (6) any successor by operation of law (including, without limitation, by merger or otherwise) of each of the foregoing or any such successor.

I.             “Sponsor Controlled Affiliate” shall mean, other than the Corporation or any Corporation Controlled Affiliate, (1) any person of which one or more Sponsors, collectively, beneficially own 10% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (2) any other person that (directly or indirectly) is controlled by any Sponsor, controls any Sponsor or is under common control with any Sponsor.

J.             “Sponsor Entity” shall mean any one or more of the Sponsors and the Sponsor Controlled Affiliates.

K.            “Sponsor Official” shall mean each person who is a director, officer, employee, managing director or other affiliate (or any combination of the foregoing) of any Sponsor or one or more Sponsor Controlled Affiliates.

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IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation as of this        day of                      , 2017.

FLOOR & DECOR HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Restated Certificate of Incorporation]